Exhibit 99.1

FOR IMMEDIATE RELEASE	FOR FURTHER INFORMATION CONTACT:

Michelle D. Esterman
Chief Financial Officer
T: (770) 612-7007
E: Michelle.Esterman@altisource.com

ALTISOURCE ANNOUNCES APPOINTMENT TO ITS BOARD OF DIRECTORS
Luxembourg, March 7, 2022 - Altisource Portfolio Solutions S.A. (“Altisource” or the “Company”) (NASDAQ: ASPS) today announced that Scott Burg resigned as a member of the Board of Directors (the “Board”) effective March 1, 2022 for personal reasons. On the same date, the Board appointed Mary Hickok effective immediately to the open position created by Mr. Burg’s resignation.
William B. Shepro, Chairman of the Board and Chief Executive Officer, thanked Mr. Burg for his service on the Board of Directors. Mr. Shepro stated “I want to thank Mr. Burg on behalf of Altisource and the Board of Directors for his invaluable service since joining the Board in 2018. Mr. Burg was and continues to be a strong supporter of Altisource, its businesses and its values. Mr. Burg’s firm, Deer Park Road Management Company (“Deer Park”), an alternative investment management firm, continues to maintain its approximately 3,7 million shares in Altisource.”
Ms. Hickok serves as a Managing Director at Deer Park, where she is responsible for leading the Flywheel SFR Fund, a newly launched single-family rental strategy. Prior to joining Deer Park, Ms. Hickok worked at Morgan Stanley as an Associate in Fixed Income Sales and Trading. Ms. Hickok holds a Bachelor of Arts in Economics and Foreign Affairs from the University of Virginia.
Mr. Shepro said “We are excited to welcome Ms. Hickok to the Altisource Board of Directors. Ms. Hickok’s experience in mortgage trading and launching a single family rental fund should help Altisource as we focus on growing and diversifying our revenue base.”
“Altisource has a leading platform supporting loan servicers and a tremendous opportunity to further develop its origination and real estate investor offerings, and I am looking forward to contributing to the growth and success of these initiatives.” said Ms. Hickok.
About Altisource
Altisource Portfolio Solutions S.A. is an integrated service provider and marketplace for the real estate and mortgage industries. Combining operational excellence with a suite of innovative services and technologies, Altisource helps solve the demands of the ever-changing markets we serve. Additional information is available at www.Altisource.com.
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